LIBERTY ALL-STAR EQUITY FUND
Federal Reserve Plaza
Boston, Massachusetts 02210

Fund Manager LIBERTY ASSET MANAGEMENT COMPANY
Automatic Dividend  Reinvestment and Cash Purchase Plan
Inquiries to: LIBERTY ALL-STAR EQUITY FUND Automatic
Dividend  Reinvestment and Cash Purchase Plan
State Street Bank & Trust  Company
P.O. Box 8200 Boston,  MA
02266-8200 Telephone 800-542-3863 LIBERTY ALL-STAR EQUITY
FUND



Automatic Dividend Reinvestment and Cash Purchase Plan
(as amended effective October 23, 1995)


 Dear Shareholder:

We are pleased that you have chosen to invest in Liberty ALL-STAR Equity Fund and are pleased to offer you a plan for the reinvestment of your dividends and distributions in additional shares of the Fund. The Plan also allows you to make optional cash investments in Fund shares on a monthly basis.

The Plan is available to all shareholders of the Fund and provides a convenient way to acquire additional Fund shares.

This service is entirely voluntary and, subject to the terms of the Plan, you may join or withdraw at any time.

We invite you to review this brochure describing the features of the Plan. If you wish to participate and your shares are held in your own name, simply complete and mail the attached enrollment form.

If your shares are held in the name of a brokerage firm, bank or other nominee, you should contact your nominee to see if it will participate in the Plan on your behalf. If you wish to participate in the Plan, but your brokerage firm, bank or other nominee is unable to participate on your behalf, you should request your nominee to re-register your shares in your own name, which will enable you to participate in the Plan.

Sincerely,
Richard R. Christensen
President and Chief Executive Officer




What is the Automatic Dividend Reinvestment and Cash Purchase Plan?

The Automatic Dividend Reinvestment and Cash Purchase Plan offers shareholders in Liberty ALL-STAR Equity Fund a prompt and simple way to reinvest their dividends and distributions in additional shares of the Fund.

The Plan also gives shareholders the option of making cash investments in Fund shares through the Plan Agent.

State Street Bank and Trust Company acts as Plan Agent for shareholders in administering the Plan. The complete Terms and Conditions of the Plan appear later in this brochure.


Who can participate in the Plan?

If you own shares in your own name, you can participate directly in the Plan. If you own shares that are held in the name of a brokerage firm, bank or other nominee, you should instruct your nominee to participate on your behalf.

If you wish to participate in the Plan, but your brokerage firm, bank or other nominee is unable to participate on your behalf, you should request your nominee to re-register your shares in your own name which will enable you to participate in the Plan.


What does the Plan offer?

The Plan has two components: reinvestment of dividends and distributions, and an optional cash purchase feature.

o Reinvestment of Dividends and Distributions

If you choose to participate in the Plan, your dividends and distributions will be promptly invested for you, automatically increasing your holdings in the Fund.

If the Fund declares a dividend or distribution payable at the option of the shareholder either in cash or in shares of the Fund, the Fund will issue new shares to you valued at the lower of (i) the market price of the shares on the valuation date for the dividend or distribution, or (ii) the net asset value of the shares on such date, provided that the Fund will not issue new shares at a discount of more than 5% from the then current market price.

If the dividend or distribution is declared payable only in cash, then you will receive shares purchased with the dividend or distribution on the New York Stock Exchange or otherwise on the open market. If the market price exceeds net asset value before the Plan Agent has completed its purchases, the Fund may direct the Plan Agent to cease purchasing shares, with the Fund issuing the remaining shares at net asset value (but not at a discount of more than 5% from the then current market price).

All reinvestments are in full and fractional shares, carried to three decimal places.

o Voluntary Cash Purchases

Plan participants have the option of making additional investments in Fund shares through the Plan Agent. You may invest any amount on a monthly basis. The Plan Agent will purchase shares for you on the New York Stock Exchange or in the open market on or about the 15th day of each calendar month. If you hold shares in your own name, you should deal directly with the Plan Agent, State Street Bank and Trust Company. We suggest you send your check to the following address to be received on or about the fifth day of the calendar month to allow time for processing: State Street Bank and Trust Company P.O. Box 8200 Boston, MA 02266-8200


You should not send your check prior to the 15th day of the month prior to the month in which you want the check invested. You will not receive interest on uninvested cash payments. You may withdraw a voluntary cash payment by written notice, if the notice is received by State Street Bank not less than 48 hours before the investment date.


Is there a cost to participate?

There is no direct charge to participants for reinvesting dividends and distributions, since the Plan Agent's fees are paid by the Fund. There are no brokerage charges for shares issued directly by the Fund. Whenever shares are purchased on the New York Stock Exchange or otherwise on the open market, each participant will pay a pro rata portion of brokerage commissions.

Brokerage charges for purchasing shares through the Plan, whether with reinvested dividends and distributions or voluntary cash purchases, are expected to be less than the usual brokerage charges for individual transactions, because the Plan Agent will purchase shares for all participants in blocks, resulting in lower commissions for each individual participant.

Voluntary cash purchases will be subject to a $1.25 service fee for each investment, in addition to a pro rata share of brokerage commissions.

Brokerage commissions and service fees, if any, will be reflected in the prices paid for shares.


What are the tax implications for participants?

You will receive tax information annually for your personal records and to help you prepare your federal income tax return. The automatic reinvestment of dividends and distributions does not relieve you of any income tax which may be payable on dividends or distributions.


Once enrolled in the Plan, may I withdraw from it?

You may withdraw from the Plan without penalty at any time by written notice to State Street Bank. Your withdrawal will be effective as specified in Paragraph 11 of the Terms and Conditions.

If you withdraw, you will receive, without charge, a stock certificate issued in your name for all full shares; or, if you wish, State Street Bank will sell your shares and send you the proceeds, less a service fee of $2.50 and less brokerage commissions. State Street Bank will convert any fractional shares you hold at the time of your withdrawal to cash at the current market price and send you a check for the proceeds.


How do participating shareholders benefit?

o You will build holdings in the Fund easily and automatically, at no brokerage cost or at reduced costs.

o You will receive a detailed account statement from State Street Bank and Trust Company, your Plan Agent, showing total dividends and distributions or optional cash investments, date of investment, shares acquired and price per share, and total shares of record held by you and by the Plan Agent. Your proxy will include shares held for you by the Plan Agent pursuant to the Plan.

o As long as you participate in the Plan, State Street Bank, as your Plan Agent, will hold the shares it is holding for you in safekeeping, in non-certificated form. This convenience provides added protection against loss, theft, or inadvertent destruction of certificates.


How to enroll

To enroll in the Automatic Dividend Reinvestment and Cash Purchase Plan, please review the Terms and Conditions in this brochure.
Then all you need to do is
complete, sign and mail the attached authorization form.

Your reinvestments will begin with the next dividend or distribution payable after State Street Bank or your nominee, if appropriate, receives your authorization, provided it is received prior to the record date. Should your authorization arrive after the record date, your participation in the Plan will begin with the following dividend or distribution. You may exercise the voluntary cash purchase option at the next appropriate date.


Whom should I contact for additional information?

If you hold shares in your own name, please address all notices, correspondence, questions, or other communications regarding the Plan to:

State Street Bank and Trust Company
P.O. Box 8200
Boston, MA 02266-8200
800-542-3863

If your shares are not held in your name, you should contact your brokerage firm, bank or other nominee for more information and to see if your nominee will participate in the Plan on your behalf.

Either Liberty ALL-STAR Equity Fund or State Street Bank may amend or terminate the Plan. Participants will receive written notice at least 90 days before the effective date of any amendment. In the case of termination, participants will receive written notice of termination at least 90 days before the record date of any dividend or distribution by the Fund.




Terms and Conditions of Automatic Dividend Reinvestment and Cash Purchase Plan (as amended effective October 23, 1995)

1.You, State Street Bank and Trust Company, will act as Agent for me, and will open an account for me under the Automatic Dividend Reinvestment and Cash Purchase Plan of Liberty ALL-STAR Equity Fund (the "Fund") in the same name as my present shares in the Fund are registered, and put into effect for me the Automatic Dividend Reinvestment Plan as of the first record date for a dividend or distribution after you receive the Authorization duly executed by me.

2.Whenever the Fund declares a distribution or an income dividend payable in shares of beneficial interest in the Fund ("shares") or cash at the option of the shareholders, I hereby elect to take such distribution or dividend entirely in shares, and you shall automatically receive such shares, including fractions, for my account. I understand that the number of additional shares to be credited to my account shall be determined by dividing the dollar amount of the distribution or income dividend payable on my shares by the lower of (i) the market price per share of the Fund's shares on the valuation date, or (ii) the net asset value per share of the Fund's shares on the valuation date. Shares issued by the Fund will not be issued at a discount of more than 5% from the then current market value of the Fund's shares. I also understand that the valuation date will be the payable date for such distribution or such prior date as may be determined by the Board of Trustees.

3.In the event that the Fund declares an income dividend or distribution payable only in cash, you shall apply the amount of such dividend or distribution on my shares (less my pro rata share of brokerage commissions incurred with respect to your open-market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of shares for my account. Such purchases will be made on or shortly after the payment date for such dividend or distribution, and in no event more than 30 days after such date except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law.

If, before you have completed your purchases with respect to a dividend or distribution, the market price exceeds the net asset value of the shares, the average per share purchase price paid by you may exceed the net asset value of the shares, resulting in the acquisition of fewer shares than if the dividend or distribution had been paid in shares issued by the Fund. If the market price exceeds the net asset value of the shares before you have completed your purchases with respect to a dividend or distribution, the Fund may direct you to cease purchasing shares and the Fund may issue the remaining shares at their net asset value per share (but not at a discount of more than 5% from the then current market value of the shares).

4.For all purposes of the Plan: (a) the market price of the Fund's shares on a particular date shall be the last sales price on the New York Stock Exchange on that date, or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date, and (b) net asset value per share of the Fund's shares on a particular date shall be as determined by or on behalf of the Fund.

5.I understand that I have the option of sending additional funds, in any amount on a monthly basis, for the purchase on the open market of shares of the Fund for my account. These voluntary payments will be invested on or shortly after the 15th day of each calendar month, and in no event more than 45 days after such date except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of Federal securities law. Voluntary cash payments must be sent so as to be received by State Street Bank no later than five business days before the next investment date. Voluntary cash payments may be withdrawn in their entirety by written notice received by State Street Bank not less than 48 hours before such payment is to be invested.

6.The service fee for handling distributions or income dividends will be paid by the Fund. I will be charged a $1.25 service fee for each voluntary cash investment and a pro rata share of brokerage commissions on all open market purchases.

7.Investments of voluntary cash payments and open-market purchases provided for above may be made on any securities exchange where the Fund's shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and as you shall determine. My funds held by you, uninvested, will not bear interest, and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 30 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. You shall have no responsibility as to the value of the shares of the Fund acquired for my account. For the purposes of such reinvestment you may commingle my funds with those of other shareholders of the Fund for whom you similarly act as Agent, and the average price (including brokerage commissions) of all shares purchased by you as Agent shall be the price per share allocable to me in connection therewith.

8.You may hold my shares acquired pursuant to my Authorization, together with the shares of other shareholders of the Fund acquired pursuant to similar authorizations, in non- certificated form in your name or that of your nominee. You will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full shares.

9.You will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to my account. In the event of termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund's shares at the time of termination.

10.Any stock dividends or split shares distributed by the Fund on shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

11.I may terminate my account under the Plan by notifying you in writing. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any dividend or distribution record date; otherwise such termination will be effective on the first trading day after the payment date for such dividend or distribution with respect to any


LIBERTY ALL-STAR EQUITY FUND AUTOMATIC DIVIDEND REINVESTMENT AND
CASH PURCHASE PLAN

This form is for shareholders who hold shares in their own names. If your shares are held through a brokerage firm, bank or other nominee, you should instruct your nominee to participate on your behalf. If you wish to participate in the Plan, but your brokerage firm, bank or other nominee is unable to participate on your behalf, you should request it to re-register your shares in your own name which will enable you to participate in the Plan.


AUTHORIZATION FOR REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS (Please read carefully before signing.) I hereby authorize Liberty ALL-STAR Equity Fund (the "Fund") to pay to State Street Bank and Trust Company for my account all distributions and income dividends payable to me on shares of beneficial interest ("shares") of the Fund now or hereafter registered in my name, and I hereby elect to receive in shares of the Fund all such distributions and dividends payable in shares or cash at the option of shareholders.

I hereby appoint State Street Bank and Trust Company as my Agent, subject to the Terms and Conditions of the Fund's Automatic Dividend Reinvestment and Cash Purchase Plan (the "Plan") set forth in the accompanying brochure, and authorize State Street Bank and Trust Company, as such Agent, in accordance with such Terms and Conditions, (a) to apply all distributions and income dividends payable on such shares and on my shares held under the Plan solely in cash, and any additional cash investments made by me, after deducting the charges as provided in such Terms and Conditions, to the purchase of shares of the Fund, and (b) to receive in shares all distributions and income dividends payable on such shares and on my shares held under the Plan in shares or cash at the option of the shareholders.


(continued on other side)

subsequent dividend or distribution. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination you will cause a certificate or certificates for the full shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in writing in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct a $2.50 fee plus brokerage commission for this transaction from the proceeds. 12.These terms and conditions may be amended or supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of any Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay such successor Agent, for my account, all dividends and distributions payable on shares of the Fund held in my name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

13. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

14. The terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.


LIBERTY ALL-STAR EQUITY FUND
This form is for shareholders who hold shares in their own names. If your shares are held through a brokerage firm, bank or other nominee, you should instruct your nominee to participate on your behalf. If you wish to participate in the Plan, but your brokerage firm, bank or other nominee is unable to participate on your behalf, you should request it to re-register your shares in your own name which will enable you to participate in the Plan. The authorization and appointment is given with the understanding that I may terminate it at any time by terminating my account under the Plan as provided in such Terms and Conditions.

Stockholder

Stockholder

Date
Please sign  exactly as your  shares are  registered.
All  persons  whose names
appear on the stock  certificates  must sign. YOU SHOULD
NOT RETURN THIS FORM IF
YOU WISH TO RECEIVE YOUR DIVIDENDS OR DISTRIBUTIONS IN
CASH. THIS IS NOT A PROXY
This authorization form, when signed, should be forwarded to: State Street Bank and Trust Company P.O. Box 8200 Boston, MA 02266-8200



LIBERTY ALL-STAR EQUITY FUND